NEITHER THE ISSUANCE NOR SALE OF THE SECURITIES REPRESENTED BY THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144, RULE 144A OR REGULATION S UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $200,000.00	Issue Date: July 20, 2015

10% PROMISSORY NOTE

FOR VALUE RECEIVED, Lifelogger Technologies Corp., a Nevada corporation (the “Company”), hereby promises to pay to the order of Glamis Capital SA, or registered assigns (the “Holder”), the principal amount set forth above (the “Principal Amount”), and to pay interest on the outstanding Principal Amount at the rate of ten percent 10% per annum (the “Note”). The Holder shall pay to the Company at least $70,000.00 of the Principal Amount on the issuance date of the Note set forth above (the “Issue Date”), and the remaining $130,000.00 of the Principal Amount to the Company within 45 days after the Issue Date. Any amount of principal or interest on this Note which is not paid by the respective Maturity Date (as defined below) shall bear interest at the rate of fourteen percent (14%) per annum from the Maturity Date until the same is paid (“Default Interest”). Interest shall be computed on the basis of a 365-day year and the actual number of days elapsed, provided that any payment otherwise due on a Saturday, Sunday or legal Bank holiday may be paid on the following business day. THE PRINCIPAL SUM DUE TO THE HOLDER SHALL BE PRORATED BASED ON THE CONSIDERATION ACTUALLY PAID BY THE HOLDER, AS WELL AS THE APPLICABLE INTEREST, SUCH THAT THE ISSUER IS ONLY REQUIRED TO REPAY THE AMOUNT FUNDED AND THE ISSSUER IS NOT REQUIRED TO REPAY ANY UNFUNDED PORTION OF THIS NOTE. The maturity date for each tranche shall be one (1) year from the effective date of each payment by Holder (each a “Maturity Date”), and is the date upon which the principal sum of each respective tranche, as well as any unpaid interest and other fees relating to that respective tranche, shall be due and payable. All payments due hereunder, shall be made in lawful money of the United States of America.

1. Transfers of Note to Comply with the 1933 Act. The Holder agrees that this Note may not be sold, transferred, pledged, hypothecated or otherwise disposed of except as follows: (a) to a person whom the Note may legally be transferred without registration and without delivery of a current prospectus under the 1933 Act with respect thereto and then only against receipt of an agreement of such person to comply with the provisions of this Section 1 with respect to any resale or other disposition of the Note; or (b) to any person upon delivery of a prospectus then meeting the requirements of the 1933 Act relating to such securities and the offering thereof for such sale or disposition, and thereafter to all successive assignees.

2. Right of Prepayment, and Mandatory Pay Back Period.

(a)	Right of Prepayment. The Company may prepay any amount of the Note, at any time.

(b)	Mandatory Pay Back Period. Notwithstanding any other provision of this Note, the Company shall pay all amounts outstanding under this Note within a reasonable time after the Company successfully closes a future financing of at least $1,000,000.00. For the avoidance of doubt, a successful closing shall mean that the Company has finalized and secured the above described financing of at least $1,000,000.00, received the entire amount of the funds, and has full and unfettered access to such funds.

3. Waiver and Consent. To the fullest extent permitted by law and except as otherwise provided herein, the Company waives demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold the Company liable with respect to this Note.

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4. Representations and Warranties. The Company represents and warrants to the Holder that:

(a)	such party is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization;

(b)	such party has authority to own its property and assets and to carry on its business as now conducted, except, in each case, where the failure to do so, or so possess, individually or in the aggregate would not reasonably be expected to result in a material adverse effect;

(c)	such party has all requisite organizational power and authority to execute and deliver and perform all its obligations under this Note;

(d)	such party is qualified to do business in, and is in good standing (where such concept exists) in, every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing individually or in the aggregate would not reasonably be expected to result in a material adverse effect;

(e)	the transactions contemplated hereby is within such party’s organizational powers and have been duly authorized by all necessary corporate or limited liability company action;

(f)	this Note has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms; and

(g)	the transactions to be entered into and contemplated by this Note (a) do not require any consent or approval of, registration or filing with, or any other action by, any governmental authority, (b) will not (i) violate any applicable law or (ii) the organizational documents, bylaws, charter, operating agreement, certificate of formation or certificate of incorporation of such party, (c) will not violate or result in a default under any indenture or any other agreement, instrument or other evidence of indebtedness, and (d) will not result in the creation or imposition of any lien on any asset of such party.

5. Remedies Upon Default. In the event that the Company defaults on its payment obligations under this Note, the Holder may proceed to protect and enforce its rights and remedies under this Note by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note and proceed to enforce the payment thereof or any other legal or equitable right of the Holder.

6. Cancellation of Note. Upon the repayment by the Company of all of its obligations hereunder to the Holder, including, without limitation, the principal amount of this Note, plus accrued but unpaid interest, the indebtedness evidenced hereby shall be deemed canceled and paid in full. Payments received by the Holder hereunder shall be applied first against interest accrued on this Note, and next in reduction of the outstanding principal balance of this Note.

7. Severability. If any provision of this Note is, for any reason, invalid or unenforceable, the remaining provisions of this Note will nevertheless be valid and enforceable and will remain in full force and effect. Any provision of this Note that is held invalid or unenforceable by a court of competent jurisdiction will be deemed modified to the extent necessary to make it valid and enforceable and as so modified will remain in full force and effect.

8. Amendment and Waiver. This Note, or any provision of this Note, may only be amended or waived if set forth in a writing executed by the Company and Holder. The waiver by Holder of a breach of any provision of this Note shall not operate or be construed as a waiver of any other breach.

9. Successors. Except as otherwise provided herein, this Note shall bind and inure to the benefit of and be enforceable by the Holder and its permitted successors and assigns.

10. Assignment. This Note shall not be directly or indirectly assignable or delegable by the Company. The Holder may only assign a portion, or all, of this Note, if the Company agrees to such assignment in a writing executed by the Company.

11. Further Assurances. The Company will execute all documents and take such other actions as the Holder may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Note.

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12. Notices, Consents, etc. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) trading day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to Company:	LIFELOGGER TECHNOLOGIES CORP. 11380 Prosperity Farms Road, Suite 221E Palm Beach Gardens, Florida 33410
Attention: Stewart Garner, Chief Executive Officer
Telephone: 1-844-Lifelog

With a Copy to:	LEGAL & COMPLIANCE, LLC 330 Clematis Street, Suite 217 West Palm Beach, Florida 33401 Attention: Laura E. Anthony, Esq. Telephone: (561) 514-0936 Facsimile: (561) 514-0832

If to the Holder:	GLAMIS CAPITAL SA Trust Company Complex Ajeltake Road, Ajeltake Island Majuro, MH 96960 Marshall Islands Attention: Anthony Killarney Facsimile: + 41 22 761 44 89

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) trading days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

13. Governing Law. All questions concerning the construction, validity and interpretation of this Note and any and all disputes or controversies arising out of the subject matter hereof (whether by contract, tort or otherwise) shall be governed by and construed in accordance with the domestic laws of the State of Florida, without giving effect to any choice of law or conflict of law provision that would cause the application of the laws of any jurisdiction other than the State of Florida.

14. Jurisdiction. EACH PARTY HERETO AGREES THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY THE HOLDER PURSUANT TO THIS NOTE SHALL PROPERLY (BUT NOT EXCLUSIVELY) LIE IN ANY FEDERAL OR STATE COURT LOCATED IN PALM BEACH COUNTY, FLORIDA. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. EACH PARTY HERETO IRREVOCABLY AGREES THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVES ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. EACH PARTY HERETO FURTHER AGREES THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

15. No Inconsistent Agreements. No party hereto will hereafter enter into any agreement, which is inconsistent with the rights granted to the Holder in this Note.

16. Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the Holder and its permitted successor and assigns, any rights or remedies under or by reason of this Note.

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17. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS NOTE. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE HOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.

18. Entire Agreement. This Note (including any recitals hereto) set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

IN WITNESS WHEREOF, this Note is executed by the undersigned as of the Issue Date.

LIFELOGGER TECHNOLOGIES CORP.

By:	/s/ Stewart Garner
Name:	Stewart Garner
Title:	Chief Executive Officer

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